Deloitte & Associés
6 place de la Pyramide
92908 Paris-La Défense Cedex France
Téléphone : + 33 (0) 1 40 88 28 00 www.deloitte.fr
Adresse postale :
TSA 20303
92030 La Défense Cedex
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated April 26, 2021, relating to the Consolidated financial statements of Innate Pharma and subsidiaries (the "Company") appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020.
/s/ Deloitte & Associés

Paris - La Défense, France
July 12th, 2021
Société par actions simplifiée au capital de 2 188 160 €
Société d’Expertise Comptable inscrite au Tableau de l’Ordre d’Ile-de-France
Société de Commissariat aux Comptes inscrite à la Compagnie Régionale de Versailles et du Centre 572 028 041 RCS Nanterre
TVA : FR 02 572 028 041
Une entité du réseau Deloitte